NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa         Robert Lammey
Executive Vice President/    Director, Investor Relations
Chief Financial Officer          (603) 594-8585 x 3559
(603) 595-7000         Email: investorrelations@presstek.com

PRESSTEK REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF 2006

Hudson, N.H. -- September 29, 2006 -- Presstek, Inc. (Nasdaq: PRST), a leading manufacturer and marketer of high tech digital imaging solutions for the graphic arts and laser imaging markets, today announced preliminary financial results for the third quarter, ending September 30, 2006.

For the third quarter, Presstek expects revenue to be between $65 and $66 million. This compares to expectations of flat sequential revenue of $74.2 million in the second quarter of 2006. Presstek expects break-even operating profits and a net loss of approximately $0.02 per share diluted in Q3.

Edward J. Marino, President and Chief Executive Officer stated, “We are disappointed with the results we expect to report for the third quarter. A number of factors are leading to revenue below expectations for the quarter.

“First, our analog business was softer than we expected in Q3 in the equipment, consumables and service areas, and we expect that this will result in reductions of approximately $2.5 million in revenues. This is a non-strategic, lower margin part of our business and we have to make further efforts to get ahead of the declines that will naturally occur in this area of business as our industry continues to move toward digital.

“The second relates to delays in the timing of certain digital equipment transactions in Q3. We weren’t able to close on as much business during the quarter as we had anticipated. These delays will result in reductions of approximately $3.5 million over the last quarter. We believe the pending Graph Expo Trade Show coming up in the middle of October has had a greater impact than we expected.

“The third issue involves manufacturing of our Vector CTP product. We effectively stopped sales of the Vector CTP product in the third quarter until we got our arms around certain manufacturing issues. This is expected to result in a decline in CTP units in Q3 over Q2, which we believe will result in a reduction of approximately $1 million in revenues. We believe that the product improvements we have made will allow us to resume full Vector sales and return to growth in Q4 and into 2007.

“Finally, our DI plate sales were down in the quarter primarily due to a lowering of inventory by major OEM partners, which we expect will unfavorably impact revenues by approximately $1 million. We do not believe this to be in any way competitive, but rather a business decision on our partners’ part.

“We expect to have a better quarter in Q4, but, based on the current trends, we do not expect to realize the anticipated 10% growth in consolidated revenues this year.

“The third quarter is not yet over and we will provide a full update during our 3rd quarter earnings conference call on October 26, 2006.”

Moosa E. Moosa, Executive Vice President and Chief Financial Officer, stated “The Company’s performance this quarter was disappointing. As a result, we expect consolidated equipment revenues to be approximately $21-$22 million compared with $27.5 million last quarter. Consumables revenues are expected to be approximately $33 million compared with $35.0 million last quarter. Service revenues, which are also impacted by lower equipment installations, are expected to be approximately $11 million compared with $11.7 million last quarter.”

Marino continued, “We were not pleased with the quarter, and we are taking actions to improve our business performance. We will continue to take steps to stem the impact of our analog business erosion, we have made corrections to address the Vector manufacturing issues, and we believe we have a solid pipeline and industry fundamentals that will position us for improved performance in Q4. We also have a number of new digital products in our pipeline that will broaden our portfolio, such as our new 52DI press, which we will be formally introducing in the US at Graph Expo 2006 from October 15th through 18th. On top of this, our increased emphasis on digital products and services will let us improve our margin potential in the longer-term.”

Conference call Friday, September 29, at 8:30 AM ET
Presstek management has scheduled a conference call Friday, September 29, at 8:30AM ET. To participate in the conference call, please dial (866) 277-1184. International callers should dial (617) 597-5360. A simultaneous webcast will be available under the Investor Relations pages at http://www.presstek.com. A replay of the conference call will be available for one week, starting at 10:30 AM ET. To access the replay, dial 888-286-8010 and enter passcode 22836980. International callers should dial (617) 801-6888 with the same passcode.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek's patented DI(R), CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek's Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek's award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek's and external customers' applications.

For more information visit http://www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations of future growth and profitability; expectations regarding the sale of products in general; expected expansion of served markets; expected organic and strategic growth; expected benefits and anticipated market acceptance of new technologies and new products; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, which are subject to management and independent audit and review, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, general market and economic factors, market acceptance of and demand for the company's products and resulting revenue, the overall course of the digital and analog market in the graphic arts industry, the ability of the company to meet its anticipated financial objectives, general market and economic factors that could cause customers to alter their purchasing habits or delay purchasing technology upgrades, and other risks detailed in the company's Annual Report on Form 10-K and the company's other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “expectation(s),” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.

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